Consent of Independent Certified Public Accountants




The Board of Directors
Alliance Bancorp of New England, Inc.:

	We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 1997 relating to the financial statements of Tolland Bank, the predecessor to Alliance Bancorp of New England, Inc., which report appears in the 1996 Annual Report of Tolland Bank and which is included in the Registration Statement on Form 8-A filed by Alliance Bancorp of New England, Inc. on September 23, 1997.

	KPMG Peat Marwick LLP

Hartford, Connecticut
November 5. 1997